Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG THIRD QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – October 28, 2016 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded record net income of $19.17 million and diluted earnings per share of $1.17 for the nine months ended September 30, 2016, compared to $15.63 million and $1.02, respectively, for the same nine month period last year, reflecting increases of $3.54 million or 23 percent, and $0.15 per share, or 15 percent, respectively.

For the quarter ended September 30, 2016, the Corporation recorded net income of $7.12 million and diluted earnings per share of $0.43, compared to $5.38 million and $0.35 for the same three month period last year, reflecting increases of $1.73 million, or 32 percent, and $0.08 per share, or 23 percent, respectively.

The 2016 nine month and three month periods, when compared to the same periods in 2015, reflected improved net interest income and improved non-interest income, partially offset by increased expenses. The increased expenses were principally due to increased FDIC premiums, increased investment in risk management related analytics and practices, and increased salary and benefits associated with strategic hiring which was in line with the Company’s Strategic Plan.

While the third quarter 2016 FDIC premium reflected an increase of $398 thousand relative to the same quarter in 2015, the third quarter of 2016 premium declined $767 thousand from the second quarter of 2016. Beginning July 1, 2016 the FDIC assessment system was revised. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, the elimination of risk categories and utilization of a financial ratios method to determine assessment rates. The changes reduced the Company’s assessment rate by nearly 50% in the third quarter of 2016, when compared to the second quarter 2016 assessment rate.

The following table summarizes specified financial measures for the third quarters of 2016 and 2015, respectively:

	September	September	Increase/
(Dollars in millions, except EPS)	2016	2015	(Decrease)
Net interest income	$24.27	$21.71	$2.56	12%
Provision for loan losses	$2.10	$1.60	$0.50	31%
Pretax income	$11.54	$8.82	$2.72	31%
Net income	$7.12	$5.38	$1.74	32%
Diluted EPS	$0.43	$0.35	$0.08	23%
Total revenue	$31.80	$27.32	$4.48	16%

Return on average assets	0.77%	0.66%	0.11	17%
Return on average equity	9.44%	8.19%	1.25	15%
Efficiency ratio (A)	57.58%	61.14%	(3.56)	(6)%
Book value per share (A)	$18.57	$17.33	$1.24	7%

(A)	See Non-GAAP financial measures reconciliation table on page 28.

Mr. Kennedy said, “We had a very strong third quarter of 2016, as we continued to successfully execute our Plan. We again posted record net income and near record earnings per share, despite the additional expense base in the 2016 period.”

Additional Q3 2016 highlights follow:

•	Growth in diluted EPS for Q3 2016 when compared to Q3 2015 was $0.08 per share, or 23 percent.
•	At September 30, 2016, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased to $3.50 billion.

•	Fee income from the Private Wealth Management Division totaled $4.4 million for the third quarter of 2016, compared to $4.2 million for the same quarter in 2015. Wealth management fee income, comprising approximately 14 percent of the Company’s total revenue, contributed significantly to the Company’s diversified revenue sources.
•	Loans at September 30, 2016, including multifamily loans held for sale, totaled $3.26 billion. This reflected net growth of $54 million compared to the prior quarter (2 percent compared to the prior quarter or 7 percent on an annualized basis), and $381 million (13 percent) when compared to the $2.88 billion at September 30, 2015.
•	Commercial & Industrial (C&I) loans at September 30, 2016 totaled $598 million. This reflected net growth of $22 million compared to the prior quarter (4 percent compared to the prior quarter or 15 percent on an annualized basis), and net growth of $141 million (31 percent) when compared to the $457 million at September 30, 2015.
•	Multifamily whole loans sold totaled $44 million in the third quarter of 2016, which resulted in a net gain on sale of $256 thousand.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.01 billion at September 30, 2016. This reflected net growth of $191 million compared to the prior quarter (7 percent compared to the prior quarter or 27 percent on an annualized basis), and $456 million (18 percent) when compared to the $2.55 billion at September 30, 2015.
•	Asset quality metrics continued to be strong at September 30, 2016. Nonperforming assets at September 30, 2016 were just $11.4 million, or 0.30 percent of total assets. Total loans past due 30 through 89 days and still accruing were $8.2 million or 0.25 percent of total loans at September 30, 2016.

•	The Company’s net interest income for the third quarter of 2016 was $24.3 million, reflecting growth of $93 thousand (less than 1 percent for the quarter or 1 percent on an annualized basis) when compared to $24.2 million for the June 2016 quarter, but reflected growth of $2.56 million (12 percent) when compared to the $21.71 million for the quarter ended September 30, 2015.
•	The Company’s book value per share at September 30, 2016 of $18.57 reflected improvement when compared to $17.33 at September 30, 2015. Year over year growth in book value per share totaled 7 percent.

Mr. Kennedy noted, “We continue to be pleased with our progress since launching our Strategic Plan – Expanding our Reach – in early 2013, and we are particularly pleased with our progress thus far in 2016. Despite the headwinds we noted going into 2016, we have delivered solid results thus far this year.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin was $24.27 million and 2.74 percent for the third quarter of 2016, compared to $24.18 million and 2.79 percent for the second quarter of 2016, and compared to $21.71 million and 2.75 percent for the same quarter last year, reflecting growth in net interest income of $2.56 million or 12 percent when compared to the same prior year period. Net interest income for the third quarter of 2016 benefitted from loan growth during 2015 and the first nine months of 2016. Additionally, the September 2016 quarter included approximately $507 thousand of prepayment premiums received on the prepayment of certain multifamily loans, compared to $453 thousand for the June 2016 quarter, and compared to $76 thousand for the September 2015 quarter. The $507 thousand in premiums benefitted the net interest margin for the September 2016 quarter by 6 basis points.

Net interest income and net interest margin for the third quarter of 2016 was also impacted by the effect of the $50 million subordinated debt issued in June 2016. Interest on subordinated debt totaled $799 thousand for the third quarter, which reduced the net interest margin by approximately 9 basis points.

Net interest income for the third quarter of 2016 improved considerably compared to the same quarter in 2015, and net interest margin remained relatively flat at 2.74 percent for the 2016 quarter compared to 2.75 percent for the 2015 quarter. The net interest margin continues to be negatively impacted by the effect of the low interest rate environment throughout 2015 and 2016, as well as competitive pressures in attracting new loans and deposits.

The net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to $409 million of cash, cash equivalents and investment securities on our balance sheet, we also have over $1 billion of secured funding available from the Federal Home Loan Bank, of which we only have $72 million drawn as of September 30, 2016.”

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would improve in a rising rate environment.

Wealth Management Business

In the September 2016 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.44 million in fee income compared to $4.90 million for the June 2016 quarter, and $4.17 million for the September 2015 quarter.   Fee income for the September 2016 quarter was $463 thousand lower than the June 2016 quarter. The June quarter of each year historically reflects a high level of tax preparation income related to the Bank’s wealth management clients.

Fee income for the September 2016 quarter increased by $267 thousand, or approximately 6 percent greater than the September 2015 quarter. Growth in fee income was due to several factors including continued healthy new business results and a positive market environment, partially offset by normal levels of disbursements and outflows. This net positive contribution to revenue from our wealth management business was partially offset by the broader market declines in the latter part of 2015, as well as the first quarter of 2016, which negatively impacted assets under administration (“AUA”) and the correlated investment fee revenue at the outset of 2016.

The market value of the AUA of the wealth management division was $3.50 billion at September 30, 2016, increasing by $77 million, or 2 percent (9 percent on an annualized basis), from June 30, 2016 and increasing $244 million, (8 percent), from $3.25 billion at September 30, 2015.

John P. Babcock, President of PGB Private Wealth Management, said, “We continue to execute on our advice-led strategy, incorporating a wealth management conversation into every relationship we have with clients, across all business lines.  We will continue to grow our professional team as well as expand the products, services, and the advice we deliver to our clients.  Our continued growth will be driven by our continued successful new business generation, strategic new hires, and the possible acquisition of wealth management firms in the Tri-State area.  Over the past two quarters we have added talented, proven and experienced new team members in wealth advisory, portfolio management and fiduciary roles”. Mr. Babcock went on to note, “While the broader market declines in the latter part of 2015 and the beginning of 2016 impacted fee revenue at the start of the year, we have been able to generate fee income in the September 2016 quarter greater than the September quarter of 2015 due to new business and positive net flows. We are cautiously optimistic about the market in the medium-to-longer term and have a solid new business pipeline.  Notwithstanding market fluctuations, our business continues to grow and will be a significant driver of enhanced shareholder value as we move ahead.”

Loan Originations / Loans

At September 30, 2016, loans, including multifamily loans held for sale, totaled $3.26 billion compared to $3.21 billion three months ago at June 30, 2016 and compared to $2.88 billion one year ago at September 30, 2015, representing net increases of $54 million compared to the prior quarter (2 percent compared to the prior quarter or 7 percent on an annualized basis), and $381 million (13 percent) compared to the prior year September 30 period. Mr. Kennedy noted, “We continue to believe we have a very high quality loan portfolio, as evidenced by very strong asset quality metrics.”

For the quarter ended September 30, 2016, residential mortgage originations totaled $68 million. When comparing September 30, 2016 to September 30, 2015, residential mortgage loans grew $27 million, or 6 percent, to $497 million at September 30, 2016 from $470 million one year ago at September 30, 2015. We believe that residential mortgage volumes and the portfolio will increase through the remainder of 2016, and into 2017.

For the September 2016 quarter, commercial real estate originations (not including multifamily loans) totaled $57 million. When comparing September 30, 2016 to September 30, 2015, commercial real estate mortgage loans (not including multifamily loans) grew $98 million, or 24 percent, to $497 million at September 30, 2016 from $399 million one year ago at September 30, 2015.

The September 2016 quarter included $74 million of multifamily loan originations, down significantly from the previous quarters. At September 30, 2016, the multifamily loan portfolio, including multifamily loans held for sale, totaled $1.54 billion (or 47.1 percent of total loans) compared to $1.56 billion (or 48.7 percent of total loans) three months ago at June 30, 2016 and compared to $1.50 billion (or 50.0 percent of total loans) at December 31, 2015. The increases were net of whole loans sold and participations, including $44 million of whole loans sold in the September 2016 quarter, bringing the total whole loans sold or participated for 2016 to $182 million. These loan sales and participations were part of the Company’s balance sheet management strategy and will likely continue in 2016, and beyond.

Mr. Kennedy said, “As I explained previously, we anticipated multifamily loan originations and growth would be less than prior years, as we manage our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We made progress on this front late in 2015, and we are pleased this has continued into 2016.” Mr. Kennedy further noted that, “This balance sheet management will likely not be linear each quarter, but will rather be apparent over periods of time.”

For the quarter ended September 30, 2016 the Company closed $60 million of commercial loans. When comparing September 30, 2016 to September 30, 2015, commercial loans grew $141 million, or 31 percent, to $598 million at September 30, 2016 from $457 million one year ago at September 30, 2015. At September 30, 2016 the commercial loan portfolio comprised 18 percent of the overall loan portfolio unchanged from the 18 percent at June 30, 2016, and up from 16 percent one year ago at September 30, 2015.

Mr. Kennedy said, “As a result of our continued investment in and commitment to C&I banking, we have seen, and believe we will continue to see, our C&I client base and corresponding loan portfolio grow.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Eric H. Waser, Head of Commercial Banking noted, “Three of the 15 largest manufacturers in New Jersey (as enumerated in a reputable NJ business publication), have moved business to Peapack - Gladstone Bank over the past 12 months.” Mr. Waser further noted, “We are extremely pleased with how our “Advice Led” approach is capturing the attention of the business community”.

Deposits / Funding / Balance Sheet Management

As noted last quarter, in June 2016, the Company issued $50 million of subordinated debt ($48.7 million net of underwriting fees and expenses) bearing interest at an annual rate of 6 percent for the first five years, and thereafter at an adjustable rate and until maturity in June 2026 or earlier redemption.

During the September 2016 quarter, customer deposit growth of $191 million (principally noninterest-bearing, interest-bearing and money market) and increased capital of $13 million, basically funded a $29 million reduction in overnight borrowings, a $12 million reduction of FHLB Advances, an increase in loans of $54 million, an increase in investment securities of $43 million, and an increase in interest earning deposits (cash) of $79 million.

Brokered interest-bearing demand (“overnight”) deposits continued to be managed flat at $200 million at September 30, 2016. The interest rate paid on these deposits allowed the Bank to fund at attractive rates and engage in interest rate swaps as part of its asset-liability interest rate risk management. As of September 30, 2016, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management solutions will help support both core deposit growth and commercial lending opportunities.”

Other Noninterest Income

The Company’s total noninterest income for the September 2016 quarter totaled $7.54 million or nearly 24 percent of total revenue.

Service charges and fees for the September 2016 quarter were $812 thousand, compared to $818 thousand for the June 2016 quarter and $832 thousand for the September 2015 quarter. Several categories have reflected improvement, including income from debit card usage as well as account analysis fees, however, overdraft/NSF fees have declined considerably.

The September 2016 quarter included $383 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $309 thousand for the June 2016 quarter, and $102 thousand for the September 2015 quarter. Originations of residential mortgage loans for sale were higher in the September 2016 quarter, compared to the other noted periods.

There were no securities gains for the September 2016 quarter compared to $18 thousand for the June 2016 quarter, and $83 thousand for the September 2015 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the shorter duration of our investment portfolio and the interest rate environment, as well as the future outlook, we anticipate such sales will continue to be a very small component of the Company’s operations.

Gain on sale of multifamily loans held for sale at the lower of cost or fair value was $256 thousand for the September 2016 quarter, compared to $500 thousand for the June 2016 quarter. There were no such gains in the September 2015 quarter. During the first quarter of 2016 the Company began selling whole multifamily loans, in addition to participations. The Company anticipates that it will continue to employ both of these strategies throughout 2016, and beyond.

The third quarter of 2016 included $243 thousand of income related to the Company’s SBA lending and sale program, compared to $212 thousand generated in the June 2016 quarter. The SBA program was fully implemented in the March 2016 quarter, and the Company anticipates it will be a part of its normal ongoing operations.

The September 2016 quarter included $670 thousand of loan level, back-to-back swap income. This program is also a part of the Company’s normal ongoing operations. Due to the nature of this program, it is difficult to predict timing and amount of future income.

Improvements in other income in the September 2016 quarter included greater loan servicing fees due principally to continued multifamily loan participations, and higher unused line of credit fees associated with the C&I lending business.

Operating Expenses

The Company’s total operating expenses were $18.17 million for the quarter ended September 30, 2016, compared to $18.76 million for the June 2016 quarter and $16.90 million for the same quarter in 2015.

As noted previously, the third quarter 2016 FDIC premium reflected a $398 thousand increase relative to the same quarter in 2015, however the third quarter of 2016 premium declined $767 thousand from the second quarter of 2016. Beginning July 1, 2016 the FDIC assessment system was revised. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, the elimination of risk categories and utilization of a financial ratios method to determine assessment rates. The changes reduced the Company’s assessment rate by nearly 50%, when compared to the second quarter 2016 assessment rate.

Salary and benefits expenses for the September 2016 quarter were $11.52 million compared to $11.10 million for the June 2016 quarter, and $10.32 million for the September 2015 quarter. Strategic hiring that was in line with the Company’s Plan, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increase from the September 2015 quarter to the September 2016 quarter.

Mr. Kennedy noted, “Total expenses for our third quarter of 2016 came in under budget, as we worked to manage our expenses closely.”

Provision for Loan Losses / Asset Quality

For the quarter ended September 30, 2016, the Company’s provision for loan losses was $2.10 million, which was generally in line with the June 2016 quarter, and greater than the September 2015 quarter. Charge-offs, net of recoveries, for the third quarter of 2016 was $703 thousand. The provision in the September 2016 quarter was reflective of loan growth, as well as greater qualitative factor allocations of the allowance, principally to C&I.

At September 30, 2016 the allowance for loan losses was $30.62 million, which was 282 percent of nonperforming loans and 0.95 percent of total loans, compared to $29.22 million, which was 363 percent of nonperforming loans and 0.93 percent of total loans at June 30, 2016, and $24.37 million, which was 320 percent of nonperforming loans and 0.85 percent of total loans one year prior, at September 30, 2015.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at September 30, 2016 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were just $11.4 million or 0.30 percent of total assets, compared to $8.8 million or 0.24 percent of total assets at June 30, 2016 and $7.9 million or 0.24 percent of total assets at September 30, 2015. Total loans past due 30 through 89 days and still accruing were $8.2 million at September 30, 2016, compared to $6.6 million at June 30, 2016 and $2.7 million at September 30, 2015. There were no multifamily loans past due at quarter end. The increase in past due loans in the September 2016 quarter was due to one commercial loan secured by real estate totaling $5 million that was 30 days past due at September 30, 2016 but brought current on October 4, 2016. In addition to being brought current in early October, the Company believes there is adequate collateral coverage on the loan.

Capital / Dividends

The Company’s capital position in the September 2016 quarter was benefitted by net income of $7.1 million and also by $5.4 million of voluntary share purchases under the Dividend Reinvestment Plan, which continues to be a source of capital for the Company.

At September 30, 2016, the Company’s GAAP capital as a percent of total assets was 8.19 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.39 percent, 10.47 percent, 10.47 percent and 13.17 percent, respectively. The Bank’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 9.41 percent, 11.74 percent, 11.74 percent and 12.78 percent, respectively. The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On October 27, 2016, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on November 25, 2016 to shareholders of record on November 10, 2016.

Mr. Kennedy said, “We continue to believe we have sufficient common equity to support our planned growth and expansion for the immediate future.”

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.77 billion as of September 30, 2016. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2016 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2016(A)	2016	2016	2015(B)	2015
Income Statement Data:
Interest income	$29,844	$29,035	$27,898	$27,123	$25,806
Interest expense	5,575	4,859	4,488	4,304	4,100
Net interest income	24,269	24,176	23,410	22,819	21,706
Provision for loan losses	2,100	2,200	1,700	1,950	1,600
Net interest income after
provision for loan losses	22,169	21,976	21,710	20,869	20,106
Wealth management fee income	4,436	4,899	4,295	4,307	4,169
Service charges and fees	812	818	807	849	832
Bank owned life insurance	340	345	342	252	260
Gain on loans held for sale at fair
value (Mortgage banking)	383	309	121	117	102
Gain on loans held for sale at
lower of cost or fair value	256	500	124	—	—
Fee income related to loan level,
back-to-back swaps	670	—	94	—	—
Gain on sale of SBA loans	243	212	47	7	—
Other income	395	347	332	191	164
Securities gains, net	—	18	101	—	83
Total other income	7,535	7,448	6,263	5,723	5,610
Salaries and employee benefits	11,515	11,100	10,908	10,659	10,322
Premises and equipment	2,736	2,742	2,864	3,390	2,785
FDIC insurance expense	814	1,581	1,559	825	416
Other expenses	3,101	3,352	3,875	5,119	3,376
Total operating expenses	18,166	18,775	19,206	19,993	16,899
Income before income taxes	11,538	10,649	8,767	6,599	8,817
Income tax expense	4,422	4,085	3,278	2,256	3,434
Net income	$7,116	$6,564	$5,489	$4,343	$5,383

Total revenue (C)	$31,804	$31,624	$29,673	$28,542	$27,316
Per Common Share Data:
Earnings per share (basic)	$0.43	$0.41	$0.35	$0.28	$0.35
Earnings per share (diluted)	0.43	0.40	0.34	0.28	0.35
Weighted average number of
common shares outstanding:
Basic	16,467,654	16,172,223	15,858,278	15,498,119	15,253,009
Diluted	16,673,596	16,341,975	16,016,972	15,721,876	15,435,939
Performance Ratios:
Return on average assets
Annualized (ROAA)	0.77%	0.73%	0.64%	0.51%	0.66%
Return on average
equity annualized (ROAE)	9.44%	9.06%	7.83%	6.37%	8.19%
Net interest margin
(taxable equivalent basis)	2.74%	2.79%	2.82%	2.79%	2.75%
Efficiency ratio (D)	57.58%	60.36%	65.22%	70.05%	61.14%
Operating expenses / average
assets annualized	1.98%	2.08%	2.22%	2.36%	2.07%

(A)	The quarter ended September 30, 2016 included a reduction in FDIC premium of approximately $750 thousand. The reduction was a result of an amendment to small institution pricing for deposit insurance by the FDIC effective the quarter after the FDIC reserve ratio reaches 1.15%. The reserve ratio reached 1.15% effective as of the quarter ended June 30, 2016.
(B)	The quarter ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(C)	Total revenue includes gain from sale of loans held for sale at lower of cost or fair value.
(D)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Nine Months Ended
	September 30,		Change
Income Statement Data:	2016	2015	$	%
Interest income	$86,777	$72,019	$14,758	20%
Interest expense	14,922	10,386	4,536	44%
Net interest income	71,855	61,633	10,222	17%
Provision for loan losses	6,000	5,150	850	17%
Net interest income after
provision for loan losses	65,855	56,483	9,372	17%
Wealth management fee income	13,630	12,732	898	7%
Service charges and fees	2,437	2,474	(37)	-1%
Bank owned life insurance	1,027	1,045	(18)	-2%
Gain on loans held for sale at fair
Value (Mortgage banking)	813	411	402	98%
Gains on loans held for sale at
lower of cost or fair value	880	—	880	N/A
Fee income related to loan level,
back-to-back swaps	764	373	391	105%
Gain on sale of SBA loans	502	—	502	N/A
Other income	1,074	429	645	150%
Securities gains, net	119	527	(408)	-77%
Total other income	21,246	17,991	3,255	18%
Salaries and employee benefits	33,523	29,619	3,904	13%
Premises and equipment	8,342	8,179	163	2%
FDIC insurance expense	3,954	1,329	2,375	179%
Other expenses	10,328	9,806	772	8%
Total operating expenses	56,147	48,933	7,214	15%
Income before income taxes	30,954	25,541	5,413	21%
Income tax expense	11,785	9,912	1,873	19%
Net income	$19,169	$15,629	$3,540	23%

Total revenue (A)	$93,101	$79,624	$13,477	17%

Per Common Share Data:

Earnings per share (basic)	$1.19	$1.04	$0.15	14%
Earnings per share (diluted)	1.17	1.02	0.15	15%

Weighted average number of
common shares outstanding:
Basic	16,167,153	15,083,006	1,084,144	7%
Diluted	16,347,255	15,293,747	1,054,228	7%

Performance Ratios:

Return on average assets annualized	0.71%	0.69%	0.02	3%
Return on average common equity annualized	8.79%	8.19%	0.60	7%

Net interest margin (taxable equivalent basis)	2.78%	2.81%	(0.03)	-1%

Efficiency ratio (B)	60.96%	61.55%	(0.59)	-1%

Operating expenses / average	2.09%	2.15%	(0.06)	-3%
assets annualized

(A)	Total revenue includes an $880 thousand gain (for 2016) from sale of loans held for sale at lower of cost or fair value.
(B)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2016	2016	2016	2015	2015
ASSETS
Cash and due from banks	$17,861	$18,261	$15,872	$11,550	$10,695
Federal funds sold	101	101	101	101	101
Interest-earning deposits	141,593	62,968	61,946	58,509	65,402
Total cash and cash equivalents	159,555	81,330	77,919	70,160	76,198

Securities available for sale	249,616	206,216	214,050	195,630	220,930
FHLB and FRB stock, at cost	14,093	14,623	13,254	13,984	11,737

Loans held for sale	3,013	4,133	3,537	1,558	501
Multifamily loans held for sale, at lower of
cost or fair value	30,000	60,291	38,066	82,200	27,023

Residential mortgage	496,735	479,839	469,084	470,869	469,865
Multifamily mortgage	1,507,834	1,501,915	1,489,708	1,416,775	1,444,334
Commercial mortgage	497,267	459,744	414,677	413,118	399,592
Commercial loans	598,078	576,169	554,871	512,886	456,611
Construction loans	430	—	1,392	1,401	1,409
Consumer loans	69,222	67,614	44,198	45,044	32,563
Home equity lines of credit	62,872	63,188	53,328	52,649	50,370
Other loans	449	430	443	500	483
Total loans	3,232,887	3,148,899	3,027,701	2,913,242	2,855,227
Less: Allowances for loan losses	30,616	29,219	27,321	25,856	24,374
Net loans	3,202,271	3,119,680	3,000,380	2,887,386	2,830,853

Premises and equipment	30,223	29,199	29,609	30,246	31,310
Other real estate owned	534	767	861	563	330
Accrued interest receivable	6,383	7,733	7,497	6,820	6,839
Bank owned life insurance	43,541	43,325	43,101	42,885	32,727
Deferred tax assets, net	14,765	18,190	17,952	15,582	14,613
Other assets	20,389	19,216	19,771	17,645	15,902
TOTAL ASSETS	$3,774,383	$3,604,703	$3,465,997	$3,364,659	$3,268,963

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$494,204	$469,809	$457,730	$419,887	$399,200
Interest-bearing demand deposits	928,941	897,210	905,479	861,697	829,970
Savings	119,650	120,617	119,149	115,007	117,665
Money market accounts	997,572	861,664	820,757	810,709	792,685
Certificates of deposit - Retail	466,003	466,079	446,833	434,450	411,335
Subtotal “customer” deposits	3,006,370	2,815,379	2,749,948	2,641,750	2,550,855
IB Demand - Brokered	200,000	200,000	200,000	200,000	243,000
Certificates of deposit - Brokered	93,690	93,660	93,630	93,720	93,690
Total deposits	3,300,060	3,109,039	3,043,578	2,935,470	2,887,545

Overnight borrowings	—	29,450	21,100	40,700	—
Federal home loan bank advances	71,795	83,692	83,692	83,692	83,692
Capital lease obligation	9,828	9,961	10,092	10,222	10,350
Subordinated debt, net	48,731	48,698	—	—	—
Other liabilities	34,937	28,330	24,030	18,899	19,448
Due to brokers, securities settlements	—	—	—	—	1,528
TOTAL LIABILITIES	3,465,351	3,309,170	3,182,492	3,088,983	3,002,563
Shareholders’ equity	309,032	295,533	283,505	275,676	266,400
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,774,383	$3,604,703	$3,465,997	$3,364,659	$3,268,963

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,495,206	$3,418,566	$3,307,799	$3,321,624	$3,250,835

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2016	2016	2016	2015	2015
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	10,840	8,049	7,278	6,747	7,615
Other real estate owned	534	767	861	563	330
Total nonperforming assets	$11,374	$8,816	$8,139	$7,310	$7,945

Nonperforming loans to
total loans	0.34%	0.26%	0.24%	0.23%	0.27%
Nonperforming assets to
total assets	0.30%	0.24%	0.23%	0.22%	0.24%

Performing TDRs (A)(B)	$18,078	$18,570	$16,033	$16,231	$14,609

Loans past due 30 through 89
days and still accruing (C)	$8,238	$6,576	$1,393	$2,143	$2,748

Classified loans	$49,627	$51,084	$48,817	$42,777	$41,985

Impaired loans	$28,951	$26,643	$23,335	$23,107	$22,224

Allowance for loan losses:
Beginning of period	$29,219	$27,321	$25,856	$24,374	$22,969
Provision for loan losses	2,100	2,200	1,700	1,950	1,600
Charge-offs, net	(703)	(302)	(235)	(468)	(195)
End of period	$30,616	$29,219	$27,321	$25,856	$24,374

ALLL to nonperforming loans	282.44%	363.01%	375.39%	383.22%	320.08%
ALLL to total loans	0.95%	0.93%	0.90%	0.89%	0.85%

(A)	Amounts reflect TDR’s that are paying according to restructured terms.

(B)	Amount does not include $4.4 million at September 30, 2016, $4.2 million at June 30, 2016, $3.4 million at March 31, 2016, $2.6 million at December 31, 2015, and $2.8 million at September 30, 2015 of TDRs included in nonaccrual loans.

(C)	September 30, 2016 includes one commercial loan secured by real estate totaling $5.0 million that was 30 days past due at September 30, 2016 but brought current on October 4, 2016.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	Sept 30,	Dec 31,	Sept 30,
	2016	2015	2015
Capital Adequacy

Equity to total assets (A)	8.19%	8.19%	8.15%

Tangible Equity to tangible assets (B)	8.11%	8.10%	8.06%

Book value per share (C)	$18.57	$17.61	$17.33

Tangible Book Value per share (D)	$18.38	$17.40	$17.12

	Sept 30,		Dec 31,		Sept 30,
	2016		2015		2015

Regulatory Capital – Holding Company

Tier I leverage	$308,250	8.39%	$273,738	8.10%	$264,570	8.10%

Tier I capital to risk weighted assets	308,250	10.47	273,738	10.42	264,570	10.35

Common equity tier I capital ratio
to risk-weighted assets	308,247	10.47	273,738	10.42	264,570	10.35

Tier I & II capital to
risk-weighted assets	387,597	13.17	299,593	11.40	288,944	11.30

Regulatory Capital – Bank

Tier I leverage	$345,604	9.41%	$271,641	8.04%	$262,196	8.02%

Tier I capital to risk weighted assets	345,604	11.74	271,641	10.34	262,196	10.26

Common equity tier I capital ratio
to risk-weighted assets	345,601	11.74	271,641	10.34	262,196	10.26

Tier I & II capital to
risk-weighted assets	376,220	12.78	297,497	11.32	286,570	11.21

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2016	2016	2016	2015	2015

Residential loans retained	$43,284	$32,513	$17,747	$18,847	$20,623
Residential loans sold	25,128	20,221	8,062	7,183	6,078
Total residential loans	68,412	52,734	25,809	26,030	26,701

CRE (includes
Community banking)	56,799	36,554	9,339	41,015	47,450
Multifamily (includes
Community banking)	74,450	150,709	108,035	107,605	149,763
Commercial loans (includes
Community banking) (A)	59,698	61,309	67,488	74,749	37,361
SBA	3,025	2,285	1,055	—	—
Wealth lines of credit (A)	1,200	785	1,800	35,550	24,000
Total commercial loans	195,172	251,642	187,717	258,919	258,574

Installment loans	1,591	1,077	486	1,052	933

Home equity lines of credit (A)	7,064	14,435	3,604	5,902	3,775

Total loans closed	$272,239	$319,888	$217,616	$291,903	$289,983

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2016	2015
Residential loans retained	$93,543	$60,726
Residential loans sold	53,412	25,994
Total residential loans	146,955	86,720

CRE (includes
Community banking)	102,692	134,798
Multifamily (includes
Community banking)	333,194	565,600
Commercial loans (includes
Community banking) (A)	188,495	214,540
SBA	6,365	—
Wealth lines of credit (A)	3,785	40,410
Total commercial loans	634,531	955,348

Installment loans	3,154	2,405

Home equity lines of credit (A)	25,103	10,377

Total loans closed	$809,743	$1,054,850

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Sept 30, 2016			Sept 30, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$193,902	$976	2.01%	$214,967	$959	1.78%
Tax-exempt (1) (2)	27,516	212	3.08	30,682	211	2.76
Loans (2) (3):
Mortgages	486,909	3,983	3.27	466,384	3,806	3.26
Commercial mortgages	2,048,877	17,977	3.51	1,839,606	16,119	3.50
Commercial	573,211	5,826	4.07	454,239	4,132	3.64
Commercial construction	454	5	4.41	1,742	18	4.13
Installment	67,175	443	2.64	31,361	268	3.42
Home equity	62,560	519	3.32	51,012	415	3.25
Other	465	13	11.18	510	12	9.41
Total loans	3,239,651	28,766	3.55	2,844,854	24,770	3.48
Federal funds sold	101	—	0.25	101	—	0.10
Interest-earning deposits	111,204	131	0.47	96,308	46	0.19
Total interest-earning assets	3,572,374	30,085	3.37%	3,186,912	25,986	3.26%
Noninterest-Earning Assets:
Cash and due from banks	17,292			7,434
Allowance for loan losses	(30,022)			(23,726)
Premises and equipment	29,460			31,574
Other assets	88,721			68,067
Total noninterest-earning assets	105,451			83,349
Total assets	$3,677,825			$3,270,261

LIABILITIES:
Interest-bearing deposits:
Checking	$924,970	$645	0.28%	$810,106	$356	0.18%
Money markets	915,139	737	0.32	757,135	546	0.29
Savings	119,986	17	0.06	118,329	17	0.06
Certificates of deposit – retail	466,967	1,615	1.38	403,593	1,296	1.28
Subtotal interest-bearing deposits	2,427,062	3,014	0.50	2,089,163	2,215	0.42
Interest-bearing demand - brokered	200,000	762	1.52	292,456	857	1.17
Certificates of deposit – brokered	93,674	501	2.14	93,907	504	2.15
Total interest-bearing deposits	2,720,736	4,277	0.63	2,475,526	3,576	0.58
Borrowings	87,258	380	1.74	107,770	399	1.48
Capital lease obligation	9,874	119	4.82	10,394	125	4.81
Subordinated debt	48,711	799	6.56	—	—	N/A
Total interest-bearing liabilities	2,866,579	5,575	0.78	2,593,690	4,100	0.63
Noninterest-bearing liabilities:
Demand deposits	479,659			398,181
Accrued expenses and
other liabilities	30,070			15,619
Total noninterest-bearing liabilities	509,729			413,800
Shareholders’ equity	301,517			262,771
Total liabilities and
shareholders’ equity	$3,677,825			$3,270,261
Net interest income		$24,510			$21,886
Net interest spread			2.59%			2.63%
Net interest margin (4)			2.74%			2.75%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Sept 30, 2016			June 30, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$193,902	$976	2.01%	$200,804	$914	1.82%
Tax-exempt (1) (2)	27,516	212	3.08	27,127	211	3.11
Loans (2) (3):
Mortgages	486,909	3,983	3.27	473,293	3,927	3.32
Commercial mortgages	2,048,877	17,977	3.51	2,047,112	17,830	3.48
Commercial	573,211	5,826	4.07	552,955	5,392	3.90
Commercial construction	454	5	4.41	1,305	13	3.98
Installment	67,175	443	2.64	63,158	420	2.66
Home equity	62,560	519	3.32	58,146	475	3.27
Other	465	13	11.18	462	11	9.52
Total loans	3,239,651	28,766	3.55	3,196,431	28,068	3.51
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	111,204	131	0.47	79,264	76	0.39
Total interest-earning assets	3,572,374	30,085	3.37%	3,503,727	29,269	3.34%
Noninterest-Earning Assets:
Cash and due from banks	17,292			16,122
Allowance for loan losses	(30,022)			(28,056)
Premises and equipment	29,460			29,452
Other assets	88,721			88,907
Total noninterest-earning assets	105,451			106,425
Total assets	$3,677,825			$3,610,152

LIABILITIES:
Interest-bearing deposits:
Checking	$924,970	$645	0.28%	$906,611	$607	0.27%
Money markets	915,139	737	0.32	818,453	602	0.29
Savings	119,986	17	0.06	120,094	17	0.06
Certificates of deposit – retail	466,967	1,615	1.38	450,675	1,545	1.37
Subtotal interest-bearing deposits	2,427,062	3,014	0.50	2,295,833	2,771	0.48
Interest-bearing demand - brokered	200,000	762	1.52	200,000	760	1.52
Certificates of deposit – brokered	93,674	501	2.14	93,642	496	2.12
Total interest-bearing deposits	2,720,736	4,277	0.63	2,589,475	4,027	0.62
Borrowings	87,258	380	1.74	222,667	573	1.03
Capital lease obligation	9,874	119	4.82	10,007	120	4.80
Subordinated debt	48,711	799	6.56	8,777	139	6.33
Total interest-bearing liabilities	2,866,579	5,575	0.78	2,830,926	4,859	0.69
Noninterest-bearing liabilities:
Demand deposits	479,659			464,074
Accrued expenses and
other liabilities	30,070			25,247
Total noninterest-bearing liabilities	509,729			489,321
Shareholders’ equity	301,517			289,905
Total liabilities and
shareholders’ equity	$3,677,825			$3,610,152
Net interest income		$24,510			$24,410
Net interest spread			2.59%			2.65%
Net interest margin (4)			2.74%			2.79%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Sept 30, 2016			Sept 30, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$198,080	$2,816	1.90%	$244,117	$3,178	1.74%
Tax-exempt (1) (2)	26,234	623	3.17	33,059	652	2.63
Loans (2) (3):
Mortgages	475,607	11,728	3.29	466,987	11,424	3.26
Commercial mortgages	2,018,820	52,977	3.50	1,655,600	44,475	3.58
Commercial	550,770	16,319	3.95	377,461	10,376	3.67
Commercial construction	1,045	32	4.08	4,446	141	4.23
Installment	58,445	1,198	2.73	29,454	776	3.51
Home equity	57,938	1,434	3.30	51,129	1,237	3.23
Other	471	35	9.91	522	37	9.45
Total loans	3,163,096	83,723	3.53	2,585,599	68,466	3.53
Federal funds sold	101	—	0.24	101	—	0.10
Interest-earning deposits	89,536	294	0.44	85,932	128	0.20
Total interest-earning assets	3,477,047	87,456	3.35%	2,948,808	72,424	3.27%
Noninterest-Earning Assets:
Cash and due from banks	16,342			6,877
Allowance for loan losses	(28,227)			(21,772)
Premises and equipment	29,637			31,935
Other assets	86,960			66,038
Total noninterest-earning assets	104,712			83,078
Total assets	$3,581,759			$3,031,886

LIABILITIES:
Interest-bearing deposits:
Checking	$904,767	$1,823	0.27%	$704,558	$1,028	0.19%
Money markets	851,370	1,912	0.30	723,824	1,470	0.27
Savings	118,884	50	0.06	116,410	48	0.05
Certificates of deposit – retail	453,451	4,649	1.37	332,315	3,010	1.21
Subtotal interest-bearing deposits	2,328,472	8,434	0.48	1,877,107	5,556	0.39
Interest-bearing demand - brokered	200,000	2,263	1.51	266,443	1,700	0.85
Certificates of deposit – brokered	93,663	1,494	2.13	106,048	1,532	1.93
Total interest-bearing deposits	2,622,135	12,191	0.62	2,249,598	8,788	0.52
Borrowings	154,819	1,432	1.23	121,277	1,219	1.34
Capital lease obligation	10,007	361	4.81	10,514	379	4.81
Subordinated debt	19,270	938	6.49	—	—	N/A
Total interest-bearing liabilities	2,806,231	14,922	0.71	2,381,389	10,386	0.58
Noninterest-bearing liabilities:
Demand deposits	459,907			383,161
Accrued expenses and
other liabilities	24,958			12,852
Total noninterest-bearing liabilities	484,865			396,013
Shareholders’ equity	290,663			254,484
Total liabilities and
shareholders’ equity	$3,581,759			$3,031,886
Net interest income		$72,534			$62,038
Net interest spread			2.64%			2.69%
Net interest margin (4)			2.78%			2.81%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2016	2016	2016	2015	2015
Shareholders’ equity	$309,032	$295,533	$283,505	$275,676	$266,400
Less: Intangible assets	3,188	3,277	3,264	3,281	3,311
Tangible equity	305,844	292,256	280,241	272,395	263,089

Period end shares outstanding	16,944,738	16,657,403	16,326,840	16,068,119	15,805,815
Less: Restricted shares not yet vested	302,799	309,920	321,580	414,188	435,312
Total outstanding shares	16,641,939	16,347,483	16,005,260	15,653,931	15,370,503
Tangible book value per share	18.38	17.88	17.51	17.40	17.12
Book value per share	18.57	18.08	17.71	17.61	17.33

Tangible Equity to Tangible Assets
Total Assets	3,774,383	3,604,703	3,465,997	3,364,659	3,268,963
Less: Intangible assets	3,188	3,277	3,264	3,281	3,311
Tangible assets	3,771,195	3,601,426	3,462,733	3,361,378	3,265,652
Tangible equity to tangible assets	8.11%	8.12%	8.09%	8.10%	8.06%
Equity to assets	8.19%	8.20%	8.18%	8.19%	8.15%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2016	2016	2016	2015	2015

Net interest income	$24,269	$24,176	$23,410	$22,819	$21,706
Total other income	7,535	7,448	6,263	5,723	5,610
Less: Gain on loans
held for sale at lower of cost
or fair value	256	500	124	—	—
Less: Securities gains, net	—	18	101	—	83
Total recurring revenue	31,548	31,106	29,448	28,542	27,233

Operating expenses	18,166	18,775	19,206	19,993	16,899
Less: ORE provision	—	—	—	—	250
Total operating expenses	18,166	18,775	19,206	19,993	16,649

Efficiency ratio	57.58%	60.36%	65.22%	70.05%	61.14%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	—	—	—	61.30%	—

	Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2016	2015

Net interest income	$71,855	$61,633
Total other income	21,246	17,991
Less: Gain on loans
held for sale at lower of cost
or fair value	880	—
Less: Securities gains, net	119	527
Total recurring revenue	92,102	79,097

Operating expenses	56,147	48,933
Less: ORE provision	—	250
Total operating expenses	56,147	48,683

Efficiency ratio	60.96%	61.55%